Exhibit 10.1
GEVO, INC.
CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I
PURPOSE, ESTABLISHMENT AND APPLICABILITY OF THE PLAN
1.1    Establishment of the Plan
    Gevo, Inc. (the “Company”) established this Change in Control Severance Plan (the “Plan”) effective as of November 29, 2022 (the “Effective Date”).
1.2    Purpose of the Plan
    The Plan is intended to ensure that the Company will have the continued dedication of certain key employees of the Company, notwithstanding the possibility or occurrence of a Change in Control (as defined below), to diminish the distraction of such employees that may occur by virtue of the personal uncertainties and risks created by a potential or actual Change in Control, to encourage such employees’ full attention and dedication to the Company currently and in the event of any potential or actual Change in Control, and to provide such employees with compensation and benefits arrangements upon a Change in Control that are competitive with those of other peer corporations.
1.3    Applicability of the Plan
    Subject to the terms of the Plan, the benefits provided by the Plan shall be available to all employees of the Company who, on or after the Effective Date, have been selected to enter into a Participation Agreement.
ARTICLE II
DEFINITIONS
    Whenever used in the Plan, the following terms shall have the meanings set forth below.
    (a)    “Affiliate.” When used with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.
    (b)    “Annual Bonus.” An amount equal to the Participant’s target annual bonus for the fiscal year during which the Participant’s termination of employment occurs.
    (c)    “Base Salary.” An amount equal to the Participant’s gross annual base salary at the rate in effect immediately prior to the Participant’s termination of employment.
    (d)    “Board.” The Board of Directors of the Company.
    (e)    “Cause.” With respect to any Participant: (i) any conviction of, or pleading of nolo contendre by, the Participant for any felony; (ii) any willful misconduct of the Participant which has a materially injurious effect on the business or reputation of the Company; or (iii) the dishonesty of the Participant which has a materially injurious effect on the business or reputation of the Company. No act or failure to act, on the part of the Participant, shall be considered “willful” if it is done, or omitted to be done, by the Participant in good faith or with reasonable belief that his or her action or omission was in the best interest of the Company.
    (f)    “Change in Control.” The occurrence of any of the following:
    (i)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, but not including any underwritten public offering registered under the Securities Act of 1933 ("Public Offering") or any offering of securities under Rule 144A promulgated under the Securities Act of 1933 ("Rule 144A Offering")) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any Person or group of Persons acting together (each a "Group") (other than any of the Company's wholly-owned subsidiaries or any Company employee pension or benefits plan); or
    (ii)    the consummation of any transactions (including any stock or asset purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any Public Offering or Rule 144A Offering) the result of which is that any Person or Group (other than any of the Company's wholly-owned subsidiaries, any underwriter temporarily holding securities pursuant to a Public Offering or any Company employee pension or benefits plan), becomes the beneficial owners of more than forty percent (40%) of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances.
    (g)     “Change in Control Benefits.” The benefits described in Section 4.1 that are provided to qualifying Participants under the Plan.
    (h)    “COBRA.” The health continuation provisions set forth in Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA.
    (i)    “Code.” The Internal Revenue Code of 1986, as amended.
    (j)    “Compensation Committee.” The Compensation Committee of the Board.
    (k)    “Disability.” The inability of the Participant to perform his or her duties to the Company on account of physical or mental illness or incapacity for a period of 120 consecutive calendar days, or for a period of 180 calendar days, whether or not consecutive, during any 365 day period.
    (l)    “ERISA.” The Employee Retirement Income Security Act of 1974, as amended from time to time.
    (m)    “Good Reason.” Any act, decision or omission by the Company or the Board that, without the Participant’s consent:
    (i) materially diminishes the Participant’s annual base salary in effect as of immediately prior to the Change in Control;
    (ii) materially diminishes the Participant’s authority, duties, or responsibilities;
    (iii) relocates the Participant’s principal place of employment to a location that increases the Participant’s one-way commute to work by at least fifty (50) miles based on the Participant’s primary residence immediately prior to the time such relocation is announced; or
    (iv) constitutes a material breach by the Company of the Plan.

    Notwithstanding any other provision of the Plan to the contrary, a Participant shall not be deemed to have terminated his or her employment for Good Reason unless (i) the Participant notifies the Company in writing of the condition that the Participant believes constitutes Good Reason within ninety (90) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Participant terminates employment with the Company (and its subsidiaries and Affiliates) within sixty (60) days after the end of the Remedial Period.
    (n)    “Participant.” An individual who qualifies as such pursuant to Section 3.1.
    (o)    “Participation Agreement.” The Participation Agreement in substantially the form attached hereto as Annex A, executed by and between the Participant and the Company as a condition to the Participant’s receipt of the Change in Control Benefits.
    (p)    “Person.” Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or any other entity.
    (q)    “Release.” The release of claims described in Section 3.3 in substantially the form attached hereto as Annex B, which must be executed (and not revoked) by the Participant as a condition to receiving the Change in Control Benefits.
    (r)    “Section 409A.” Code Section 409A, and the rules and regulations issued thereunder.
ARTICLE III
ELIGIBILITY
3.1    Participation
    The Compensation Committee shall approve each employee of the Company for participation in the Plan. After such approval, the Company shall notify each selected employee of his or her selection for participation in the Plan by providing a Participation Agreement setting forth the applicable terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Compensation Committee. Participation shall be effective upon the employee’s delivering a properly signed Participation Agreement.
3.2    Duration of Participation
    A Participant shall cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI or when the Participant ceases to be an Employee, other than under circumstances that entitle the Participant to Change in Control Benefits.
3.3    Release
    A Participant’s right to receive the Change in Control Benefits is subject to and contingent upon the Participant’s timely execution, without subsequent revocation, of a Release. To be timely, the Release must become effective (i.e., the Participant must sign it and any revocation period must expire without the Participant’s revoking the Release) within sixty (60) days, or such shorter period specified in the Release, after the Participant’s date of termination of employment. If the Release does not become effective within such time period, then the Participant shall not be entitled to the Change in Control Benefits.
ARTICLE IV
CHANGE IN CONTROL BENEFITS
4.1    Change in Control Benefits
    In the event of a termination of Participant’s employment with the Company by the Company without Cause or by the Participant for Good Reason within thirty (30) days prior to or twelve (12) months following a Change in Control, then, in addition to any earned and accrued base salary, vacation time and other accrued benefits that have not been paid as of the effective date of termination, the Participant shall be entitled to receive the following Change in Control Benefits, net of amounts withheld with respect to taxes, offsets or other obligations and subject to Sections 3.1, 3.3, 4.3 and 4.4:
    (a) Any unvested equity-based awards granted to the Participant under any applicable equity compensation plans of the Company that are outstanding as of immediately prior to Participant’s termination of employment will become fully vested and exercisable or payable and, if applicable, each such award shall remain exercisable for the period set forth in the applicable grant agreement evidencing such award (the “Equity Award Agreement”). In the case of any performance-based equity award, “full vesting” means vesting as of the performance goals been attained at the target performance level. For the avoidance of any doubt, the provisions of this Section 4.1(a) shall supersede the provisions contained in the Equity Award Agreement, provided that the provisions of the Equity Award Agreements will control to the extent such provisions are more favorable to the Participant. Vesting of equity-based awards shall also be conditioned on the Participant providing, and not revoking, the Release. Payment of equity-based awards as a result of the accelerated vesting provided under this Section 4.1(a) shall be made no later than 75 days following the date of Participant’s termination of employment, subject to compliance with the requirements of Section 409A. If any such equity award provides deferred compensation subject to Section 409A, such award will be paid at the same time and in the same form as it would have been paid had a termination of employment not occurred.
    (b) Salary continuation payments following the effective date of such termination, for the period specified in the Participant’s Participation Agreement, payable in accordance with the Company’s regular payroll practices as in effect on the date of the Participant’s termination of employment.
    (c) If specified in the Participant’s Participation Agreement, an amount equal to the Participant’s Annual Bonus, payable in a lump sum within ten (10) days after the Participant’s Release becomes effective or, if later, on the date of the Change in Control; provided, however, that if the maximum period during which the Participant can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, then such lump sum payment shall be made in the subsequent calendar year, but in any event, no later than March 15 of such calendar year.
    (d) To the extent the Participant and the Participant’s spouse and dependent children properly (and timely) elect COBRA continuation coverage under the Company’s group health plans, the Company shall reimburse the Participant for the proportionate cost of the premiums due for such coverage, as determined by the cost ratio policy for the Company’s employees in effect from time to time for the coverage option elected by the Participant and the Participant’s spouse and dependent children, for a period beginning on the Participant’s termination date and ending on the earliest to occur of (a) the date on which the Participant is no longer entitled to

COBRA continuation coverage under the Company’s group health plans, and (b) the expiration of the number of months following the Participant’s termination date, as specified in the Participant’s Participation Agreement; provided, however, that notwithstanding the foregoing or any other provision in the Plan to the contrary (including, without limitation, Section 6.2), the Company may unilaterally amend this Section 4.1(d) or eliminate the benefit provided hereunder to the minimum extent it reasonably deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or Affiliates, including, without limitation, under Code Section 4980D.
4.2    Forfeiture of Change in Control Benefits
    Notwithstanding any other provision of the Plan to the contrary, if it is determined by the Company that a Participant has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in the Participant’s general waiver and release or any other restrictive covenants contained in any other Company plan or program or agreement between the Company and the Participant, the Participant shall be required to repay to the Company an amount equal to the economic value of all amounts already paid or provided to the Participant under the Plan and the Participant shall forfeit all unpaid amounts and other entitlements under the Plan. Additional forfeiture provisions may apply under the Plan or other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.
4.3    Voluntary Resignation; Termination for Cause
    If (a) the Participant’s employment terminates by reason of the Participant’s voluntary resignation other than for Good Reason, (b) the Company terminates the Participant for Cause, or (c) a Participant’s employment terminates for any reason prior to the occurrence of a Change in Control (other than under circumstances that entitle the Participant to Change in Control Benefits), then the Participant shall not be entitled to receive Change in Control Benefits under the Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.
4.4    Disability; Death
    If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment following his or her Disability, the Participant shall not be entitled to receive severance or other benefits under the Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.
ARTICLE V
SUCCESSOR TO COMPANY
    The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under the Plan. As used in the Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform the Plan by operation of law, written agreement or otherwise.

ARTICLE VI
DURATION, AMENDMENT AND TERMINATION
6.1    Duration
    The Plan shall remain in effect until the Compensation Committee terminates the Plan in accordance with Section 6.2. If a Change in Control occurs while the Plan is in effect, the Plan shall continue in full force and effect for at least two (2) years following such Change in Control and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.
6.2    Amendment or Termination
    The Compensation Committee shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, and to suspend or terminate the Plan at any time, unless a Change in Control has occurred or occurs prior to the effective date of such amendment, suspension or termination; provided however, that no amendments to or suspensions or terminations of the Plan that would materially adversely affect any rights of a Participant under the Plan will be effective as to such Participant unless the Participant consents in writing to such action. If a Change in Control has occurred, the Plan and the designation of Participants shall no longer be subject to amendment, suspension or termination in any respect without the prior written consent of each Participant to whom such action applies.
ARTICLE VII
MISCELLANEOUS
7.1    No Assignment
    No interest of any Participant or spouse of any Participant or any other beneficiary under the Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary.
7.2    Claims Process
    7.2.1    Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under ERISA and the Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company’s Chief Executive Officer or Vice President - General Counsel & Secretary, who shall be the initial claims reviewer. If the initial claim reviewer denies such claim in whole or in part, the Participant shall receive written notice of the decision of the Company within ninety (90) days after the claim is received. Such written notice shall include the following information: (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (d) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the initial claim reviewer needs more than ninety (90) days to make a decision, the Participant shall be notified in writing within the initial ninety (90) days, including an explanation of why more time is required and how long is needed. The initial claim reviewer may then take ninety (90) more days to make a decision.

    7.2.2    Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under the Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within sixty (60) days after the denial is received by filing a written request for review with the Compensation Committee. The Compensation Committee shall conduct a review and make a final decision within sixty (60) days after receiving the Participant’s written request for review. If the Compensation Committee needs more than sixty (60) days to make a decision, it shall notify the Participant in writing within the initial sixty (60) days and explain why more time is required and the date by which the Compensation Committee expects to render its decision. The Compensation Committee may then take sixty (60) more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (d) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA. If a Participant’s claim is denied, in whole or in part, the Participant (or any individual authorized by such Participant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim. Likewise, a Participant (or any individual authorized by such Participant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wishes to provide.
    7.2.3    Limitations Period. A Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits. If a Participant fails to complete and exhaust such claims and appeal procedures, the Participant shall forfeit his or her right to sue in a court of law. A Participant may not initiate legal proceedings in a court of law more than one year after the date on which the Participant receives the Compensation Committee’s written denial of his or her claim on appeal. Any further review, judicial or otherwise of the Compensation Committee’s decision on the Participant’s claim will be limited to whether, in the particular instance, the Compensation Committee abused its discretion. In no event will such further review, judicial or otherwise, be on a de novo basis, because the Compensation Committee has the discretionary authority to determine eligibility for (and the amount of) benefits and to construe and interpret the terms and provisions of the Plan.
7.3    Effect on Other Plans, Agreements and Benefits
    Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its subsidiaries or under any plan maintained by the Company or any of its subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to the Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel and, upon consummation of a Change in Control, Participants in the Plan shall in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its management personnel.
7.4    Notice
    For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s General Counsel at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).
7.5    Employment Status
    The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company or its subsidiaries or Affiliates regarding termination of employment.
7.6    Plan Administration
    The Plan shall be administered by the Compensation Committee. The Compensation Committee has all power and authority necessary or convenient to administer the Plan, including, but not limited to, the exclusive authority and discretion to: (a) construe and interpret the Plan; (b) decide all questions of eligibility for and the amount of benefits under the Plan; (c) prescribe procedures to be followed and the forms to be used by the Participants pursuant to the Plan; and (d) request and receive from all Participants such information as the Compensation Committee determines is necessary for the proper administration of the Plan.
7.7    Unfunded Plan Status
    The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits to a select group of management or highly compensated employees, within the meaning of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to ensure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.
7.8    Validity and Severability
    The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.9    Section 409A
    (a)    General. The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under the Plan shall be treated as a separate and distinct payment of compensation for purposes of Section 409A and the right to a series of installment payments under the Plan shall be treated as a right to a series of separate and distinct payments. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under the Plan.

    (b)    Delay of Payments. Notwithstanding any other provision of the Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Participant’s date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under the Plan during the six (6) month period following the Participant’s separation from service (as determined in accordance with Section 409A) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day after the date that is six (6) months following the Participant’s separation from service (the “Delayed Payment Date”). The Participant shall not be entitled to interest or any other earnings on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Participant’s death.
    (c)    Expense Reimbursements and In-Kind Benefits. With regard to Section 4.1(d) and any other provision of the Plan that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to the Plan that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
7.10    Recoupment
    Notwithstanding any other provisions in the Plan to the contrary, by executing a Participation Agreement a Participant acknowledges and agrees that he or she will be subject to recoupment policies adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed, to the extent such policies apply to payments and benefits payable or paid under the Plan.
7.11    Governing Law
    The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Colorado, without reference to principles of conflict of laws, except to the extent pre-empted by Federal law.

ANNEX A

GEVO, INC.
CHANGE IN CONTROL SEVERANCE PLAN
PARTICIPATION AGREEMENT

To: [Name of Participant]
Date: [__________], 20[__]

    The Compensation Committee of the Board of Directors of Gevo, Inc. (the “Company”) has designated you as a Participant in the Gevo, Inc. Change in Control Severance Plan (the “Plan”), a copy of which is attached to this Participation Agreement (this “Agreement”). The terms and conditions of your participation in the Plan are as set forth in the Plan and in this Agreement. The terms defined in the Plan shall have the same defined meanings in this Agreement. As a condition to receiving certain benefits under the Plan, you must sign a Release in the form provided by the Company. The variables relating to your Plan participation are as follows:
•Salary continuation payments for [twelve (12) months] [six (6) months]
•[An amount equal to your Annual Bonus]
•Reimbursement of COBRA premiums for a period of up to [twelve (12) months] [six (6) months]
    The Change in Control Benefits are subject to forfeiture or repayment as described in the Plan if you have violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in your Release or any other restrictive covenants contained in any other Company plan or program or agreement between you and the Company.
    If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. By signing below, you acknowledge and agree that the Plan shall completely supersede and replace any and all portions of any contracts, plans, provisions or practices pertaining to severance entitlements owing to you from the Company, and is in lieu of any notice requirement, policy or practice. As such, the Change in Control Benefits described herein and in the Plan shall serve as your sole recourse with respect to payments and benefits provided by the Company upon, in connection with or following a Change in Control.
    Please return the signed copy of this Agreement, by no later than [date] to [Officer] at [_________].
    Your failure to timely remit this signed Agreement will result in your immediate removal from the Plan. Please retain a copy of this Agreement, along with the Plan, for your records.

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Participant Signature: _________________________
Date: _____________

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ANNEX B

RELEASE

    This Release (“Release”) is made by [NAME] (“Employee”) in favor of Gevo, Inc. (the “Company”) and the Releasees (as defined below). Capitalized terms not otherwise defined herein will have the meanings ascribed to them in the Company’s Change in Control Severance Plan (the “Plan”).
    By this Release, Employee intends to release and settle any and all claims that Employee may have against the Company and other Releasees, including any claims related to the hiring of Employee, Employee’s employment, Employee’s compensation while employed, the termination of Employee’s employment, and any and all claims that Employee may have against the Company as a result of any act, occurrence, decision, event or omission occurring at any time prior to the signing of this Release. Employee hereby agrees as follows:
    1.    General Release. In exchange for the good and valuable consideration set forth in the Plan, the sufficiency of which is hereby acknowledged, Employee, for himself and for [his/her] heirs, executors, administrators and assigns (referred to collectively as “Releasors”), forever releases and discharges the Company and any of its respective affiliates, any of their respective successors, assigns, or heirs (each of the foregoing, a “Protected Party”), any of their respective past, present, or future employees, officers, directors, partners, managers, shareholders, members, agents, representatives, counsel, employee benefit plans (and their fiduciaries and administrators), and any successors and assigns of any of the foregoing (collectively and including the Protected Parties, the “Releasees”), from any and all claims, demands, obligations, promises, controversies, damages, rights, actions, causes of action, fees and liabilities of any kind whatsoever, in law or in equity, whether known or unknown (including any arising out of, or relating to Employee’s employment with or service to any Protected Party, the terms and conditions of such employment or service, or the termination of such employment or service (including (i) any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), or the Older Workers Benefit Protection Act which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex, and national origin; (iii) any claim under the Americans with Disabilities Act or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended; (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under any state or local statute, rule, ordinance, or regulation; (viii) any claim under the False Claims Act; (ix) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation, or decision); (x) any other claim (whether based on federal, state or local law, statutory or decisional) arising out of the terms and conditions of Employee’s employment with and termination from the Company or the other Releasees; (xi) any claims for compensation of any kind, including bonuses, commissions, equity-based compensation (including stock options, profits interests, incentive units, and other incentive equity), vacation pay, paid time off, family and medical leave pay, and expense reimbursements; (xii) any claims for back pay, front pay, wrongful discharge, whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory damages, liquidated damages, punitive damages, damages for alleged personal injury, reinstatement, or equitable relief; (xiii) any claims under federal, state, or local occupational safety and health laws or regulations, all as amended; or (xiv) any claim for attorneys’ fees, costs, disbursements or the like) that Releasors ever had, now have
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or may have against any Releasee by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including, or arising out of facts and circumstances occurring up to and including, the date Employee signs this Release (each of the foregoing, a “Claim”). By virtue of the foregoing, Employee agrees that [he/she] has waived any damages and other relief available to [his/her] (including money damages, equitable relief and reinstatement) under the Claims waived in this Section. Employee acknowledges that Employee has been informed that Employee might have specific Claims under the ADEA. Employee specifically waives such Claims under the ADEA to the extent such Claims arose on or prior to the date this Release is executed by Employee.
    2.    ADEA Provisions, Acceptance/Revocation and Effective Date. Employee acknowledges that Employee: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider the terms hereof for at least twenty-one (21) days; (c) is hereby advised by the Company in writing to consult with an attorney of Employee’s choice in connection with this Release; (d) fully understands the significance of all of the terms hereof and has discussed them with an attorney of Employee’s choice, or has had a reasonable opportunity to do so; (e) has had answered to Employee’s satisfaction any questions Employee has asked with regard to the meaning and significance of any of the provisions hereof; (f) is signing this Release voluntarily and of Employee’s free will and agrees to abide by all the terms and conditions contained herein; and (g) understands that Employee has seven (7) days in which to revoke this Release (as described below) after signing it. Employee agrees that any changes made to this Release before Employee signs it, whether material or immaterial, will not restart the 21-day consideration period. Employee may accept this Release by signing it and delivering it to Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO 80112, Attention: [_____], on or before the twenty-first (21st) day after Employee receives this Release. After signing this Release, Employee will have seven (7) days (the “Revocation Period”) to revoke Employee’s decision by indicating Employee’s desire to do so in a written, signed statement delivered to the Company at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event (a) Employee does not accept this Release as set forth above or (b) Employee revokes this Release during the Revocation Period, then this Release, including the obligation of the Company to provide the Change in Control Benefits, will be deemed automatically null and void.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS ENTIRE RELEASE CAREFULLY, AS THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (TO THE FULLEST EXTENT ALLOWED BY LAW) WHICH EMPLOYEE MAY HAVE AGAINST RELEASEES, INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.
IN WITNESS WHEREOF, Employee has executed this Release on the date signed by Employee below.

EMPLOYEE: [NAME] Dated:___________________

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